EXHIBIT 10.42



                                 IRU AGREEMENT


                                    BETWEEN



                     COMPANHIA PORTUGUESA RADIO MARCONI, SA



                                      AND



                   STARTEC GLOBAL COMMUNICATIONS CORPORATION







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                       TPC-5 CABLE NETWORK IRU AGREEMENT


THIS AGREEMENT, made and entered into this Dec 15 day of December, 1998, between:


COMPANHIA PORTUGUESA RADIO MARCONI, S.A., a corporation organized and existing under the laws of Portugal, with the capital stock of PTE 15,600,000,000$00, corporte body 500069131, registered in the Commercial Registry of Lisbon under the number 10844 and having its main office at Av. Alvaro Pais, 2, 1699 Lisboa Codex, Portugal (hereinafter called "MARCONI" which expression shall include its successors and assigns), and

STARTEC GLOBAL COMMUNICATIONS CORPORATION, a Maryland corporation having its principal office at 10411 Motor City Drive, Suite 301, Bethesda, MD 20817,
U.S.A., (hereinafter called "STARTEC", which expression shall include its successors and assigns).


WITNESSETH

WHEREAS, an Agreement (hereinafter called "TPC-5 C&MA") was entered into effective 29 October 1992 and amended on 16 May 1995, amended on 31 October 1995, amended on 17 June, 1996 and amended 3 December 1996, to provide, construct, maintain and operate the TPC-5 Cable Network (hereinafter called "TPC-5" or "the Cable Network"), connecting the United States Mainland, on the west, and points in or reached via the United Kingdom and France on the east; and

WHEREAS, MARCONI is a Party to the TPC-5 C&MA; and

WHEREAS, TPC-5 shall be regarded as consisting of the following Segments:
Segment A: a cable station at Coos Bay, Oregon, U.S.A.
Segment B: a cable station at San Luis Obispo, California, U.S.A.
Segment C: a cable station at Keawaula, Hawaii, U.S.A.
Segment D: a cable station at Tumon Bay, Guam.
Segment E: a cable station at Miyazaki, Japan.
Segment F: a cable station at Ninomiya, Japan.

Segments A, B, C, D, E and F shall consist of:

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(i)  an appropriate  share of land and buildings at the specified  locations for the cable landing and for the cable route including cable rights-of-way and ducts or conduits between the cable station and its respective Cable Landing Point, and an appropriate share of common services and equipment at each of the locations; and

(ii) cable station equipment including multiplex equipment down to the primary level, as required, in each of the cable stations associated solely and directly with the TPC-5.


Segment G: The whole of the submarine cable provided between and including the Network Interface at the cable station at San Luis Obispo, California, on the U.S. Mainland, and the Network Interface at the cable station at Keawaula, Hawaii, and containing two optical fiber pairs, each such fiber pair capable of operating at 4.8 Gigabits per second (Gbit/s), one of which is the Service Fiber Pair and the other of which is the Restoration Fiber Pair.

Segment H: The whole of the submarine cable provided between and including the Network Interface at the cable station at Keawaula, Hawaii, and the Network Interface at the cable station at Tumon Bay, Guam, and containing two optical fiber pairs, each such fiber pair capable of operating at 4.8 Gigabits per second (Gbit/s), one of which is the Service Fiber Pair and the other of which is the Restoration Fiber Pair.

Segment I: The whole of the submarine cable provided between and including the Network Interface at the cable station at Tumon Bay, Guam, and the Network Interface at the cable station at Miyazaki, Japan, and containing two optical fiber pairs, each such fiber pair capable of operating at 4.8 Gigabits per second (Gbit/s), one of which is the Service Fiber Pair and the other of which is the Restoration Fiber Pair.

Segment J: The whole of the submarine cable provided between and including the Network Interface at the cable station at Miyazaki, Japan, and the Network Interface at the cable station at Coos Bay, Oregon, on the U.S. Mainland, and containing two optical fiber pairs, each such fiber pair capable of operating at
4.8 Gigabits per second (Gbit/s), one of which is the Service Fiber Pair and the other of which is the Restoration Fiber Pair.

Segment T1: The whole of the submarine cable provided between and including the Network Interface at the cable station at Coos Bay, Oregon, on the U.S.
Mainland, and the Network Interface at the cable station at San Luis Obispo, also on the U.S. Mainland, and containing two optical fiber pairs, each such fiber pair capable of operating at 4.8 Gigabits per second (Gbit/s), one of which is the Service Fiber Pair and the other of which is the Restoration Fiber Pair.

Segment T2: The whole of the submarine cable provided between and including the Network Interface at the cable station at Miyazaki, Japan, and the Network Interface at the cable station at Ninomyia, also in Japan, and containing two optical fiber pairs, each such fiber pair capable of operating at 4.8 Gigabits per second (Gbit/s), one of which is the Service Fiber Pair and the other of which is the Restoration Fiber Pair.

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Segment G, H, I, J, T1 and T2 shall include:

(i) all transmission, power feeding and special test equipment specifically associated with, and required to operate and maintain the submersible plant;
(ii)  the power equipment  provided wholly for use with the equipment  listed in
      (i) above;
(iii) the transmission cable equipped with appropriate repeaters and joint housings between the cable stations; and
(iii) the sea earth cable and electrode system and/or the land earth system, or an appropriate share thereof, associated with the terminal power feeding equipment.

In this Agreement, references to any Segment, however expressed, shall be deemed to include, unless the context otherwise requires, additional property incorporated therein by agreement of the Parties. Each Segment shall be regarded as including its related spare and standby units and components, including, but not limited to, submersible repeaters, cable lengths and terminal equipment; and

WHEREAS, a MIU is defined in the TPC-5 C&MA as a unit designated as the minimum unit of investment in the Cable Network allowing the use of 2.048 Mbits/s and the additional 420,571.43 bits per second required for multiplexing in each direction.

WHEREAS, MARCONI and STARTEC have agreed that a portion of the capacity in the Cable Network currently wholly assigned to MARCONI shall be offered to STARTEC for purchase on an Indefeasible Right of Use basis (hereinafter called "IRU") for the use of STARTEC; and

WHEREAS, STARTEC, as an IRU interest holder, will possess an exclusive and irrevocable right to use, but not the right to control the facility; and

WHEREAS, it is now desired to define the terms and conditions upon which STARTEC will be granted the IRU in that capacity.

NOW, THEREFORE, the Parties hereto, in consideration of the mutual covenants herein expressed, covenant and agree with each other as follows:

1. MARCONI grants to STARTEC, on an IRU basis, for the term of this Agreement, an interest in one (1) Minimum Investment Unit (hereinafter called "MIU") in TPC-5, between Japan and U.S. Mainland. This MIU will be used for supplying communications services between points in or reached via Ninomiya (Japan) and points in or reached via San Luis Obispo (U.S. Mainland).

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2.   For the IRU  interest  in one  MIU  granted  to  STARTEC  pursuant  to this
     Agreement, STARTEC shall pay to MARCONI the following:

     (i) A lump sum amount of two hundred thousand ($200,000) Dollars equal to its share of the capital costs incurred for Segments between Japan and U.S. Mainland, on the date in which this Agreement becomes effective.

     (ii) A quarterly amount equal to the portion of the costs of operating, maintaining and repairing the Cable Network (as defined in the TPC-5 C&MA) allocable to the MIU granted to STARTEC hereunder on a pro-rata basis.

     (iii)STARTEC shall pay all bills rendered to it by MARCONI pursuant to this Agreement by the end of the month following the month in which the bills are rendered. All bills will be payable in United States dollars.

     (iv) Bills not paid by the due date will incur a quarterly compounded financing charge at a rate ten (10) percent per year, effective during the period that the payment is overdue.

     (v) If STARTEC is unable to make payments when required by this Agreement on the day it is due, or otherwise is in breach of this Agreement, and such default continues for a period of at least one (1) month, MARCONI may notify STARTEC in writing of its intent to terminate this Agreement. Upon receipt of such notification from MARCONI, STARTEC will have thirty (30) calendar days to remedy such breach or make such payment. If at the end of the thirty (30) day period, STARTEC has not paid in full the amounts due hereunder or remedied such breach, MARCONI may proceed to terminate this Agreement by giving STARTEC written notice thereof effective upon the date of mailing or such later date as may be specified in the notice, and MARCONI shall be relieved of any liability to STARTEC arising out of such termination. The rights and obligations of STARTEC under this Agreement shall terminate as of the date of termination, except that the termination shall not relieve STARTEC of its obligation to make full payment of all amounts incurred under this Agreement up to and including the day of termination.

3. In the event that the total number of equivalent MIUs which the Cable Network involved is capable of providing is reduced as a result of physical deterioration, or for other reasons beyond the control of Parties to the TPC-5 C&MA, and if such reduction shall extend to fractions of MIUs, the number of circuits sold to STARTEC hereunder may be reduced in the same proportion as the total number of circuits is reduced.


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4.   Neither Party shall be liable to the other for any loss or damage sustained by reason of any failure in or breakdown of, or of the facilities associated with the Cable Network, or for any interruption of service whatsoever shall be the cause of such failure, breakdown or interruption and however long it shall last.

5. The operation by STARTEC of the IRU interest granted to it hereunder and any equipment associated herewith with the previous written consent of MARCONI shall be such as not to interrupt, interfere with or impair service over any of the facilities comprising the Cable Network, any other circuits of MARCONI or any circuits of MARCONI's associated, affiliated or connecting companies or of other right of user grantees, impair privacy of any communications over such facilities or circuits, cause damage to plant, or create hazards to the employees of any of the aforementioned companies, or of any owner of the aforementioned facilities or circuits or to the publlc. STARTEC shall hold harmless MARCONI and bear the cost of any additional protective apparatus reasonably required to be installed because of the use of facilities by STARTEC, any lessee of STARTEC, or any customer or customers of STARTEC or of any such lessee, and the cost of any possible damage thereto related.

     A consent granted under this clause may be revoked at anytime by MARCONI if the provisions of the clause are not fulfilled. Such equipment, if used, shall not constitute a part of TPC-5. Similar obligations will be included in any such agreements made with users of TPC-5.

6. The capacity in the Cable Network made available to STARTEC hereunder shall be maintained, or caused to be maintained, in efficient working order in accordance with the TPC-5 C&MA.

     In this regard, at a time agreeable to MARCONI, the MIU sold to STARTEC hereunder shall be made available to MARCONI to make such tests and adjustments as may be necessary for such circuits to be maintained in efficient working order.

7. In the event of liquidation of the Cable Network, or any part thereof, by sale or other disposition, during the term in which this Agreement is in force, MARCONI shall share with STARTEC the net Proceeds or cost of such sale or disposition, STARTEC's share of such proceeds or cost being proportionate to its contribution to the capital cost of the subject of said liquidation or disposition.

8. No license under patents is granted by MARCONI or shall be implied or arise by estoppel in STARTEC's favour with respect to any apparatus, system or method used by STARTEC in connection with the use of the MIU sold to it hereunder. With respect to claims of patent infringement made by third persons, (i)

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     MARCONI will save STARTEC harmless against claims arising out of the use by
     STARTEC of such half circuits in accordance with the provision of this Agreement, and (ii) STARTEC will save MARCONI harmless against claims arising out of combining such half circuits or using such half circuits in connection with any apparatus, system or method provided by STARTEC.

9. MARCONI shall keep and maintain for a period of not less than three (3) years such books, records, vouchers and accounts of all its costs with respect to the provision and maintenance of the Cable Network as may be appropriate to support the billing of any such costs to STARTEC and shall at all reasonable times make them available for inspection by STARTEC.

10.  The performance of this Agreement by the Parties is contingent upon:

     (i)  The provision and continued operation of the Cable Network; and

     (ii) the obtaining and continuance of such approvals, consents, governmental authorizations, licenses and permits as may be required or be deemed necessary by the Parties hereto. The Parties shall use their best efforts to obtain and continue such approvals, consents, authorizations, licenses and permits.

11. Unless otherwise stipulated, no transfer of the rights granted under this Agreement or of any right resulting from it by either of the Parties to this Agreement shall be considered valid without the written consent of the other Party to this Agreement, except to a successor or assign or subsidiary of such Party, or corporation controlling, or under the same control as such Party, in which case written notice shall be given in a timely manner by the Party making said transfer.

12. This Agreement and any of the provisions hereof may be altered or added to by any other agreement in writing signed by both Parties by a duly authorized person on behalf of each Party.

13. The relationship between the Parties hereto shall not be that of partners, and nothing contained herein shall be deemed to constitute a partnership between them.

14. This Agreement shall be binding upon, and inure to the benefit of, the Parties, their successors, administrators and permitted assigns.

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15.  This  Agreement  shall  become  effective  on the date and year first above written and shall continue in effect for the duration of the TPC-5 C&MA. MARCONI shall give STARTEC notice in writing of the termination of the TPC-5 C&MA by not less than three (3) months before such termination.

16. For all purposes, the addresses of the Parties to this Agreement shall be as follows, unless otherwise designated in writing by the respective
     Parties:


     Vendor
     ------
     COMPANHIA PORTUGUESA RADIO MARCONI, SA
     Av. Alvaro Pais, no 2
     1699 LISBOA CODEX
     PORTUGAL


     Purchaser
     ---------
     STARTEC GLOBAL COMMUNICATIONS CORPORATION
     10411 Motor City Drive
     Suite 301, Bethesda
     MD 20817, U.S.A.


17. All information, except such information in the public domain, exchanged between the Parties under this Agreement or during the negotiations preceding this Agreement and relating either to the existence or terms and conditions of this Agreement or any activities contemplated by this Agreement is confidential to them, their employees, legal advisers and other consultants and may not be disclosed to any third Party, Not withstanding anything to the contrary or contained herein, a Party shall be allowed to disclose confidential information pursuant to judicial or governmental order or if otherwise required to do so by law.

18. a) All disputes arising in connection with the present Agreement shall be finally settled under the rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance of said rules.

     b) The arbitrator or arbitrators are authorized to act as amiable mediators (ex aequo et bono) in reaching a conclusion as to the rights and obligations of the parties in dispute, under the English Law.

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     c)   The arbitration  shall take place in London, at a venue to be fixed by arbitrator or arbitrators, and the Language of arbitration shall be the English.

19. This Agreement shall be executed in two counterparts in the English language. Each counterpart, when executed and delivered, shall be an original, and such counterparts shall together (as well as separately) constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have severally subscribed these presents or caused them to be subscribed in their names and behalf by their respective officers thereunto duly authorized.

COMPANHIA PORTUGUESA RADIO MARCONI, SA
by:

Lisbon, 23 November 1998

STARTEC GLOBAL COMMUNICATIONS CORPORATION
by:

Bethesda, /s/ RY     1998
         ------------


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